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                                                                EXHIBIT 10.4


                      THE MAJESTIC STAR CASINO, L.L.C.
                           400 RENAISSANCE CENTER
                                 SUITE 2400
                          DETROIT, MICHIGAN  48243





                               April 12, 1996



Mr. Michael E. Kelly
1324 Elk River Circle
Las Vegas, NV  89134


Dear Mr. Kelly:

     This letter constitutes an employment agreement between The Majestic Star Casino, L.L.C. (or its successor company) ("Majestic") and you ("Employee") with respect to Majestic's development construction and operation of a casino gaming vessel at Buffington Harbor in Gary, Indiana (the "Project").

     1. Term. The initial term of this Agreement is two (2) years (the "Period of Employment") commencing on the Effective Date set forth below the signature lines at the end of this Agreement. The Period of Employment may be extended on terms and conditions agreed to by Majestic and Employee.

     2. Base Salary. Majestic agrees to pay you a base salary of $180,000 annually, payable in substantially equal bi-weekly payments with usual and customary payroll deductions.

     3. Bonus and Incentive Compensation. You have advised that you currently receive various forms of incentive compensation from your current employer. Intending to replace those incentives with items of equal or greater potential value, Majestic agrees to develop and provide to you an incentive compensation plan that will be based upon your personal performance and the Project's performance, with a minimum payment at the end of each year of the agreement of $45,000. Majestic and you will mutually agree on the payment schedule for this bonus and inventive compensation.


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Mr. Michael E. Kelly
April 12, 1996
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     4. Reimbursement of Unvested Options.  Majestic agrees to pay you six months from the Effective Date $24,000 and additional $24,000 one year from the Effective Date. Majestic agrees to advance you $48,000, within 15 days of the Effective Date, in conjunction with this provision provided you execute non-interest bearing promissory notes reflecting this arrangement.

     5. Housing Allowance. Subject to our prior approval, Majestic will reimburse you for reasonable costs incurred for Chicago area housing for a period of 90 days from the Effective Date. Additionally, if you are unable to sell or lease your Las Vegas home within 90 days of the Effective Date, Majestic will pay you $2,000 per month, payable the first of the month, each month, for a period not to exceed 3 months.

     6. Title and Responsibilities. You will initially be employed to serve in an executive capacity and to perform those duties generally associated with the duties of Vice President and Chief Financial Officer. Your duties and title may be changed from to time by Majestic, but any new responsibilities, or title shall be consistent with your experience, knowledge and skills. Majestic reserves the right, in its sole discretion, to hire or place someone in a position superior to you at the Project. Majestic agrees to reimburse to you all reasonable expenses incurred by you in the performance of your duties of employment incurred in accordance with company policies. You will not be assigned responsibilities that will require you to maintain a residence outside of the Chicago area without your consent.

     7. Termination of Employment. Majestic shall be permitted to terminate this Agreement and your employment only upon occurrence of any of the following:

     (a) your death;

     (b) your permanent disability (defined as continuous disability) and inability to perform the duties and functions of your position for sixty (60) continuous days;

     (c) your inability to obtain and/or maintain licensure required by Indiana or other gaming authorities; or

     (d) upon a Change in Control (as defined under section g); or

     (e) cause, which shall mean (i) Employee's wilful misconduct which directly, materially and adversely affects Majestic or personal dishonesty;
(ii) breach of fiduciary duty to Majestic resulting in Employee's personal profit; (iii) criminal conviction for violation (after a trial and final

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Mr. Michael E. Kelly
April 12, 1996
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nonappealable judgment) of any law, rule or regulation (other than traffic violations or other minor offenses); or (iv) Employee repeatedly and intentionally fails to reasonably perform his stated duties and fails to cure such non-performance within 30 days after his receipt of written notice from Majestic specifically identifying the manner in which Employee has failed to reasonably perform such stated duties.

     (f) upon termination of the Period of Employment by reason of the Employee's disability, Majestic shall continue to pay Employee the entire compensation (via insurance or directly) otherwise payable to him under Section 2 and 3 hereof, for the lesser of one year or the remaining Period of Employment. Upon termination of the Period of Employment by a reason of Change in Control, Majestic will pay Employee the present value, calculated at 8% of all payments Majestic would have been obligated to make pursuant to Section 2, and 3 hereof, based upon a termination date that is 12 months after the date on which the Period of Employment would have expired but for such termination by reason of a Change in Control.

     (g) for purposes of this Agreement, "Change in Control" shall be deemed to have occurred if (i) any "person" (as defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than (y) a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock and voting power of the Company, or becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 51% or more of the total voting power represented by the Company's then outstanding Voting Securities (as defined below); (ii) there shall occur a change in the composition of a majority of the Board of Directors of the Company within a two-year period, which change shall not have been approved by a majority of the persons then serving as directors who were also directors immediately prior to the commencement of such period; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets. For purposes of this Section 7 the term

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Mr. Michael E. Kelly
April 12, 1996
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"Voting Securities" shall mean any securities having the right under normal circumstances to vote in an election of the board of directors.

     8. Benefits. Majestic will provide you with benefits. These benefits shall include, at a minimum:

     (a) health and disability insurance covering you and your dependents, including medical, dental, and prescription coverage.

     (b) access, within six (6) months of the Effective Date, to a 401(k) plan, or similar retirement plan, to which Majestic will make annual matching contributions equal to three (3%) percent of your base and cash bonus compensation.

     (c) life insurance equal to four times your annual base salary, which shall automatically be adjusted upward annually in the event of increases to your base salary.

     (d) three (3) weeks of paid vacation annually.

     9. Non-Competition. You, as consideration for your employment and the information you will obtain as an employee of Majestic agree that during the term of this Agreement and for a period of 12 months thereafter, you will not, directly or indirectly, individually or as an employee, partner, officer, director or stockholder or in any other capacity whatsoever of any person, firm, partnership or corporation, (i) recruit, hire, assist otherwise in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who is, or within the proceeding twelve (12) months was, an employee of Majestic, or any parent, subsidiary, or affiliated company, (ii) compete with Majestic or any parent, subsidiary, or affiliated company in any location in Illinois north of Springfield, Illinois or any location in Indiana north of Indianapolis, Indiana, or (iii) use in competition with Majestic or parent, or subsidiary, or affiliated company any of the methods, information, or systems developed by Majestic or any parent, or subsidiary, or affiliated company.

     10. Other Obligations. You have represented that you have no contract, agreement, or obligation which may be in conflict with any obligation you have taken under this letter agreement.

     11. Confidentiality. Except as your assigned duties may require or as Majestic may otherwise consent in writing, you will not disclose at any time either during or subsequent to your employment, any information, knowledge or data of Majestic which you may develop or receive during the course of your employment relating to financial data, writing, computer

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Mr. Michael E. Kelly
April 12, 1996
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software, policies, plans, designs, business processes, methods, data, trade secrets, know-how, plans and programs, or any other knowledge of Majestic which is of a proprietary or confidential nature, and upon termination of your employment with Majestic for any reason, you agree to immediately deliver to Majestic all physical property, plans, designs, computer programs or software, customer lists, prospect lists, manuals, letters, notes, reports and any other materials relating to Majestic in your possession or under your control.

     12. Arbitration. Any differences, claims or matters in dispute arising between Majestic and Employee out of or connected with this Agreement, shall be submitted by them to be settled exclusively by arbitration in Chicago, Illinois, in accordance with voluntary labor arbitration rules of the American Arbitration Association, or its successor, then in effect. The arbitrator's sole authority shall be to interpret or apply the provisions of this agreement. The arbitrator shall not change, add to or subtract from any of the provisions of this agreement. The arbitrator shall have the power to compel attendance of witnesses at any hearing. The arbitration award shall be final and binding and shall be the sole remedy for any claimed breach of this agreement except for claims that the arbitrator has exceeded his jurisdiction and except for any alleged violation by Employee of the nondisclosure of confidential information provisions of this agreement. The expense of any arbitration shall be borne equally by Employee and Majestic. Judgment may be entered on the arbitrators award in any court having jurisdiction, but neither party may otherwise resort to any court or administrative agency with respect to any dispute that is arbitrable under this section except for claims that the arbitrator has exceeded his jurisdiction.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law or conflicts of laws, rules and laws of such jurisdiction.

     14. Attorney Fees. In the event that any action is filed to interpret or enforce the provisions of this Agreement, in addition to all sums that either party may be called upon to pay, the prevailing party shall be entitled to reasonable attorneys fees and costs.

     15. Severability. The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid portion.

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Mr. Michael E. Kelly
April 12, 1996
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     16. Entire Agreement.  You agree that this letter supersedes any and all prior agreements and understandings between you and Majestic. No representations have been made by Majestic concerning the terms and conditions of employment other than those representations contained in this letter. This letter may be modified only by a written document signed by both you and a duly authorized officer of Majestic.

     17. Acknowledgment. You have read this letter before signing it and acknowledge receipt of a copy.

     18. Effective Date. This agreement shall take effect and Employee shall be deemed an employee on April 29, 1996 or on an earlier date if mutually agreed upon by Employee and Majestic.

     If this letter accurately sets forth the terms of our agreement, sign and return the enclosed copy to us. We look forward to your joining our organization and to a long and mutually beneficial relationship.

                              Very truly yours,

                        THE MAJESTIC STAR CASINO, LLC



                             By:  Don H. Barden


Agreed to and accepted on this 15th day of April, 1996.



                              Michael E. Kelly
                         --------------------------
                              Michael E. Kelly